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                                                                 EXHIBIT 99-8(e)

                  Amendment No. 1 to the Custodian Agreement
                   Between Frank Russell Investment Company
                    and State Street Bank and Trust Company

Amendment No. 1, dated as of this 31st day of January, 1994, to the Custodian Agreement dated October 31, 1988 (the "Agreement") between Frank Russell Investment Company, a Massachusetts business trust (the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company (hereinafter "Custodian").

WHEREAS, the Fund is a diversified management investment company registered under the Investment Company Act of 1940 offering shares of twenty-two investment funds with different investment objectives and policies; and

WHEREAS, the Fund desires to have the investment securities and cash of each Portfolio held by the Custodian in accordance with the provisions of the Investment Company Act of 1940; and

WHEREAS, the Custodian provides custodial services to the Funds; and

WHEREAS, the Fund and the Custodian desire to amend the Custodian Agreement to clarify the terms of the agreements between the Custodian and foreign sub-custodians; and

WHEREAS, at the meeting held on January 31, 1994, the Trustees approved this Amendment No. 1:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Fund and the Custodian hereby agree as follows:

1. Section 3.5 of the Agreement is hereby amended and restated to read as follows:

     3.5 Agreements with Foreign Banking Institutions. Each agreement with a foreign banking institution shall provide that: (a) the foreign banking institution will indemnify or insure the Custodian and the Portfolio in the event of loss arising from the failure of the foreign banking institution to exercise reasonable care in performing its duties; (b) the assets of each Portfolio will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agent, except a claim of payment for their safe custody or administration; (c) beneficial ownership for the assets of each Portfolio will be freely transferable without the payment of money or value other than for custody or administration; (d) adequate records will be maintained identifying the assets as belonging to each applicable Portfolio; (e) officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; (f) the Portfolio will receive periodic reports with respect to the safekeeping of the assets of each Portfolio, including, but not necessarily limited to, notification of any transfer to or from the Portfolio's account; and
          (g) assets of the Portfolios held by the foreign sub-custodians will be subject only to the instructions of the Custodian or its agents.

2. Except as expressly modified by this Amendment No. 1 to the Custodian Agreement, the Custodian Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by the Officers designated below as of the day and year first above written.

ATTEST:                                FRANK RUSSELL INVESTMENT COMPANY

/s/ Eleanor J. Racek                   /s/ Lynn L. Anderson
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    Eleanor J. Racek                       Lynn L. Anderson


ATTEST:                                STATE STREET BANK AND TRUST COMPANY

/s/ signature illegible                /s/ signature illegible
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